Exhibit 3.1

AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
GAS NATURAL INC.

The following Amended and Restated Articles of Incorporation (the “Amended and Restated Articles of Incorporation”) supersede and take the place of the previously existing articles of incorporation of Gas Natural, Inc., an Ohio corporation (the “Corporation”) and all previous amendments thereto.

FIRST: The name of the corporation is GAS NATURAL INC.

SECOND: The principal office of the Corporation shall be located at Cleveland, Cuyahoga County, Ohio.

THIRD: The number of shares which the corporation is authorized to have outstanding is Nine Hundred Ninety (990) common shares, all of which shall be without par value.

FOURTH: The corporation may purchase, from time to time, and to the extent permitted by the laws of Ohio, shares of any class of stock issued by it. Such purchases may be made either in the open market or at private or public sale, and in such manner and amounts, from such holder or holders of outstanding shares of the corporation and at such prices as the Board of Directors of the corporation shall from time to time determine, and the Board of Directors is hereby empowered to authorize such purchases from time to time without any vote of the holders of any class of shares now or hereafter authorized and outstanding at the time of any such purchase.

FIFTH: Notwithstanding any provision of the laws of the State of Ohio now or hereafter in force requiring, for any purpose, the vote of the holders of greater than a majority but less than all of the voting power of the corporation or of any class or classes of shares thereof, such action (unless otherwise expressly prohibited by statute) may be taken by vote of the holders of shares entitling them to exercise a majority of the voting power of the corporation or of such class or classes.

SIXTH: INDEMNIFICATION

6.1       Right to Indemnification.

(a) Non-derivative Actions and Certain Other Actions. To the maximum extent permitted under Title 17 of the Ohio Revised Code as it presently exists or may be amended in the future, the corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorney's fees, judgments, fines, and amounts actually and reasonably incurred by such person in connection with the defense or settlement of such action, suit or proceeding, so long as:

(i)     such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation; and

(ii)  with respect to any criminal action or proceeding, such person had no reasonable cause to believe such person's conduct was unlawful.

(b) Derivative Actions and Certain Other Actions. To the maximum extent permitted under Title 17 of the Ohio Revised Code as it presently exists or may be amended in the future, the corporation shall indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that such person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney's fees, actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any of the following:

(i)          Any claim, issue, or matter as to which such person is adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless, and only to the extent that, the court of common pleas or the court in which such action or suit was brought determines, upon application, that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court of common pleas or such other court shall deem proper;

(ii)       Any action or suit in which the only liability asserted against a director is pursuant to section 1701.95 of the Revised Code.

(c)       Successful Defense of Suit. The corporation shall indemnify any director, officer, employee or agent who has been successful on the merits or otherwise in defense of any action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, an action by or in the right of the corporation), by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against all expenses (including attorney's fees) actually and reasonably incurred, without the necessity of an independent determination that such director, officer, employee or agent met any appropriate standard of conduct.

6.2       Advancing Expenses.

(a) Opt-out. The provisions of §1701.13(E)(5)(a) of the Ohio Revised Code shall not apply to the corporation.

(b)     Directors and Officers - Undertaking to Repay. To the maximum extent permitted under Title 17 of the Ohio Revised Code as it presently exists or may be amended in the future, expenses, including attorney's fees, incurred by a director or officer of the corporation in defending any action, suit, or proceeding referred to in Section 6.1(a) or (b) shall be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay such amounts if it ultimately is determined that such person is not entitled to be indemnified by the corporation.

(c)     Certain Actions Against Officers Excluded. Notwithstanding the provisions of Section 6.2(b), the corporation is not required to advance expenses to an officer with respect to any action, suit or proceeding brought by the corporation on its own behalf.

6.3       Nonexclusivitv. The rights of indemnification granted pursuant to this Article shall not be exclusive of other indemnification rights, if any, granted to such person and shall inure to the benefit of the heirs and legal representatives of such person.

6.4       Effect of Amendment Repeal or Termination. No repeal of or restrictive amendment of this Article and no repeal, restrictive amendment or termination of effectiveness of any law authorizing this Article shall apply to or affect adversely any right or protection of any person for or with respect to any acts or omissions of such person occurring prior to such repeal, restrictive amendment or termination of effectiveness.

6.5       Prior Acts or Omissions. The indemnification and advancement of expenses provided by this Article shall apply with respect to acts or omissions occurring prior to the adoption hereof to the fullest extent permitted by law.

6.6       Severability. In the event that any of the provisions of this Article are held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, the remaining provisions hereof are severable and shall remain enforceable to the fullest extent permitted by law.

6.7       Prior Service. The indemnification provided for in this Article shall continue as to any person who has ceased to be a director, officer, employee or agent of the corporation, and shall inure to the benefit of the heirs, executors, and administrators of such person.